                                                          Registration No. 333-.
                  - - - - - - - - - - - - - - - - - - - - -

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                                  ON FORM S-3
                                      TO
                            REGISTRATION STATEMENT
                                  ON FORM S-1
                       Under the Securities Act of 1933

                              -------------------
                           MAGNA ENTERTAINMENT CORP.
            (Exact name of registrant as specified in its charter)

                   DELAWARE                            98-0208374
         (State or Other Jurisdiction               (I.R.S. Employer
         of Incorporation or Organization)         Identification No.)

                              -------------------
                                337 MAGNA DRIVE
                           AURORA, ONTARIO  L4G 7K1
                                    CANADA
                                (905) 726-2462
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------
                                 GARY M. COHN
                VICE-PRESIDENT, SPECIAL PROJECTS AND SECRETARY
                           MAGNA ENTERTAINMENT CORP.
                                337 MAGNA DRIVE
                           AURORA, ONTARIO  L4G 7K1
                                    CANADA
                                (905) 726-2462
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------
                       COPIES OF ALL COMMUNICATIONS TO:

                               SCOTT M. FREEMAN
                          Sidley Austin Brown & Wood
                               875 Third Avenue
                              New York, New York
                                     10022
                              -------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee

----------------------------------------------------------------------------------------------------
    Title of Shares to be         Proposed Maximum Aggregate       Amount of Registration Fee
        Registered                  Offering Price /(1)/
----------------------------------------------------------------------------------------------------
Class A Subordinate Voting
Stock, $0.01 Par Value Per
Share                                   $59,231,573                           $14,808/(2)/
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant's Class A Subordinate Voting Stock as reported on the Nasdaq National Market on August 28, 2001.
(2) Of this amount, $7,931 has already been paid pursuant to a previous filing. Therefore, $6,877 is being paid pursuant to this filing.

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

     This Post-Effective Amendment to the Registration Statement covers two distributions of the registrant's Class A Subordinate Voting Stock:

(a) the distribution on a delayed or continuous basis of these shares upon the redemption or exchange of exchangeable shares issued by a Canadian subsidiary of the registrant which were distributed by Magna International Inc. to some of its Canadian shareholders as part of a special dividend to holders of its Class A subordinate voting shares and Class B shares in March 2000; and

(b) the distribution on a delayed or continuous basis of shares of the registrant's Class A Subordinate Voting Stock by some of the holders thereof.

                                   PROSPECTUS

                           MAGNA ENTERTAINMENT CORP.

              7,339,724 Shares of Class A Subordinate Voting Stock
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

     This prospectus relates to the distribution on a delayed or continuous basis by us and by some of our shareholders of up to a total of 7,339,724 shares of our Class A Subordinate Voting Stock.

     We will not receive any cash proceeds from either the shares issued by us upon the redemption or exchange of Exchangeable Shares of our Canadian subsidiary, MEC Holdings (Canada) Inc., or the shares sold by our shareholders.

     Our Class A Subordinate Voting Stock is traded on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A." On August 28, 2001, the last sale price on Nasdaq for the Class A Subordinate Voting Stock was $8.07 per share and the last sale price on The Toronto Stock Exchange for the Class A Subordinate Voting Stock was $12.50 (in Canadian dollars) per share.

                         -----------------------------

     You should carefully consider the matters affecting our financial condition and results of operations and the value of shares of our Class A Subordinate Voting Stock described in detail under the heading "RISK FACTORS" beginning on page 4.

                         -----------------------------

     The Securities and Exchange Commission ("SEC") and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

     The date of this prospectus is August 29, 2001.

                                 RISK FACTORS


     The most significant risks and uncertainties we face are described below, but other risks and uncertainties that are not known to us or that we currently believe are not material may also have a material adverse effect on our business, financial condition, operating results and prospects. You should carefully consider the following factors in addition to the other information contained in this prospectus before purchasing any of our Class A Subordinate Voting Stock.

  If any of the following risks, or any of the risks described in the other documents we file with the SEC and the Canadian securities regulatory authorities, actually occur, our business, financial condition, operating results and prospects could be materially adversely affected. In that case, the trading price of shares of our Class A Subordinate Voting Stock could decline substantially and investors may lose all or part of the value of the shares of our Class A Subordinate Voting Stock held by them.

Risks Regarding Our Company

  We are a relatively new company with a short history of racetrack operations. We must successfully integrate recent racetrack acquisitions or our operating results may be adversely affected.

  We were incorporated less than three years ago and acquired our first racetrack in December 1998. Accordingly, although all our racetracks have been in operation for some time, we have a relatively short history of owning and operating racetracks. The acquisition of Santa Anita Park was completed in December 1998, the acquisition of Gulfstream Park was completed in September 1999, the acquisition of Remington Park and Thistledown was completed in November 1999, the acquisition of Golden Gate Fields was completed in December 1999, the acquisition of Great Lakes Downs was completed in February 2000, the acquisition of Bay Meadows was completed in November 2000 and the acquisition of The Meadows was completed in April 2001. Prior to their respective acquisitions, most of these racetracks had been operated separately under different ownership. Completing the integration of these businesses into our operations will require a significant dedication of management resources and further expansion of our information and other operating systems.

  If we do not successfully integrate our recent acquisitions and any future acquisitions, or if this integration consumes a significant amount of our management's time, then these acquisitions may materially adversely affect our efficiency and, therefore, our business, financial condition, operating results and prospects.

  If we do not identify, negotiate and complete a sufficient number of attractive acquisitions, we may not achieve our business plan and our growth prospects may suffer.

  Our current business plan calls for us to continue to actively pursue attractive acquisitions. Our future profitability will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. If we do not do so for any reason, we may not be able to implement our business plan successfully, or grow as quickly as we anticipate, and our business, financial condition, operating results and prospects may be materially adversely affected.

  We have recruited our senior executive officers from outside the racetrack industry.

  Although our management personnel at our racetracks generally have extensive experience in the racetrack industry, we have recruited most of our senior executive officers from outside the industry. Our chief executive officer, chief operating officer and chief financial officer each joined us during the last two years. This lack of racetrack industry experience may impede the implementation of our strategy and slow our growth.

  We may not be able to obtain financing or may be able to obtain it only on unfavorable terms, which may affect the viability of our expansion projects or make expansion more costly.

  We may require additional financing in order to expand our operations. It is possible that this financing will not be available or, if available, will not be available on terms that are favorable to us. Our controlling stockholder, Magna International, has made a commitment to its shareholders that it will not, before June 1, 2006, make any further debt or equity investment in, or otherwise provide financial assistance to, us or any of our subsidiaries without the prior consent of the holders of a majority of Magna International's subordinate voting shares. If we are unable to obtain financing on favorable terms, or at all, we may not be able to expand our operations, which could have a material adverse effect on our business, financial condition, operating results and prospects.

  Our recent operating income includes substantial gains from the sale of non-core real estate, which sales will soon decrease and will likely cause our future operating income and cash flow to decrease.

  Approximately 38% of our pro forma EBITDA for the twelve months ended June 30, 2001 resulted from gains from sales of non-core real estate. These gains will likely be reduced to zero over the next three years as the balance of our non-core real estate portfolio is sold. If we do not replace these gains with additional operating income and cash flow from our racetrack operations, our future operating income and cash flow will decline.

  Our business is heavily concentrated at certain of our racetracks.

  Four of our racetracks, Santa Anita, Gulfstream, Golden Gate Fields and Bay Meadows, accounted for 57% of our pro forma revenue and 74% of our pro forma EBITDA for the twelve months ended June 30, 2001. If a business interruption were to occur and continue for a significant length of time at any of these racetracks, it could have a material adverse effect on our business, financial condition, operating results and prospects.

  We are controlled by Magna International, and, therefore, Magna International is able to prevent any takeover of us by a third party.

  Magna International owns all our Class B Stock, which is generally entitled to 20 votes per share, and therefore is entitled to exercise approximately 98% of the total votes attached to our outstanding stock, to elect all our directors and to control us. As a result, Magna International is able to cause or prevent a change in our control. See "Description of Our Share Capital--Takeover Protection".

  Our relationship with Magna International is not at "arm's length", and therefore Magna International may influence us to make decisions that are not in the best interests of our other stockholders.

  Our relationship with Magna International is not at arm's length. In addition to the ownership of our stock as described in the preceding risk factor, four members of our board of directors are also members of Magna International's board of directors and we have the same chairman. In some cases, the interests of Magna International may not be the same as those of our other stockholders, and conflicts of interest may arise from time to time that may be resolved in a manner detrimental to us or our minority stockholders. Magna International is able to cause us to effect certain corporate transactions without the consent of the holders of our Class A Subordinate Voting Stock, subject to applicable law and the fiduciary duties of our directors and officers. As a result, transactions effected between us and Magna International may not be on the same terms as could be obtained from independent parties.

  A decline in general economic conditions could adversely affect our business.

  Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions may lead to our customers having less discretionary income to wager on horse racing, which could have a material adverse effect on our business, financial condition, operating results and prospects.

Risks Relating to Our Gaming Operations

  Our gaming activities are dependent on governmental regulation and approvals. Amendments to such regulation or the failure to obtain such approvals could adversely affect our existing business and our growth.

  All our pari-mutuel wagering operations are contingent upon the continued governmental approval of these operations as forms of legalized gaming. All our current and proposed gaming operations are subject to extensive governmental regulation and could be subjected at any time to additional or more restrictive regulation, or banned entirely.

  Although we currently possess all governmental licenses, registrations, permits and approvals necessary for the operation of our pari-mutuel wagering facilities, we may be unable to maintain or renew them. The loss of any of our licenses, registrations, permits or approvals may materially limit the number of races we conduct or the form or types of pari-mutuel wagering we offer, and could have a material adverse effect on our business, financial condition, operating results and prospects. In addition, we currently devote significant financial and management resources to complying with the various governmental regulations to which our operations are subject. Any significant increase in governmental regulation would increase the amount of our resources devoted to governmental compliance, could substantially restrict our business, and could materially adversely affect our business, financial condition, operating results and prospects.

  Moreover, any future expansion of our gaming operations will likely require us to obtain additional licenses, registrations, permits and approvals or, in some cases, amendments to current laws governing such activities. The licensing and legislative amendment processes can be both lengthy and costly, and we may not be successful in obtaining required licenses, registrations, permits, approvals and amendments.

  The high degree of regulation in the gaming industry is a significant obstacle to our growth strategy, especially with respect to "account wagering", including telephone, interactive television and Internet-based wagering. Account wagering may currently be conducted only through hubs or bases located in certain states. Our expansion opportunities in this area will be limited unless more states amend their laws to permit account wagering. The necessary amendments to those laws may not be enacted.

  In the past, certain state attorneys general, district attorneys and other law enforcement officials have expressed concern over the legality of interstate account wagering. In December 2000, legislation was enacted in the United States which amends the Interstate Horseracing Act of 1978. We believe that this amendment clarifies that inter-track simulcasting, off-track betting and account wagering, as conducted by the U.S. horse racing industry currently, are authorized under U.S. federal law. The amendment may not be interpreted in this manner by all concerned, however, and there may be challenges to these activities by both state and federal law enforcement authorities, which could have a material adverse impact on our business, financial condition, operating results and prospects.

  From time to time, the United States Congress has considered legislation that would inhibit or restrict the use of certain financial instruments, including credit cards, to provide funds for wagering through the Internet. For example, in May 2001, the United States Senate Commerce Committee proposed legislation, in the form of the Unlawful Internet Gambling Funding Bill, that would prohibit financial institutions from enforcing credit card debts if they knew the debts were being incurred in order to gamble illegally through the Internet. Further, in July 2001, a bill was reintroduced into the United States House of Representatives that would prohibit any person in a gambling business from knowingly accepting, in connection with the participation of another person in Internet gambling, credit, an electronic funds transfer, a check, a draft or the proceeds of credit or an electronic funds transfer. Legislation of this nature, if enacted, could inhibit account wagering by restricting the use of credit cards and other commonly used financial instruments to fund wagering accounts. This could have a material adverse impact upon our efforts to expand our account wagering business.

  Implementation of some of the recommendations of the National Gambling Impact Study Commission may harm our growth prospects.

  In August 1996, the United States Congress established the National Gambling Impact Study Commission to conduct a comprehensive study of the social and economic effects of the gambling industry in the United States. This commission reviewed existing federal, state and local policy and practices with respect to the legalization or prohibition of gambling activities with the aim of formulating and proposing changes in these policies and practices and recommending legislation and administrative actions for these proposed changes. On April 28, 1999, the Commission voted to recommend that the expansion of gaming be curtailed. On June 18, 1999, the Commission issued a report setting out its findings and conclusions, together with recommendations for legislation and administrative actions. Some of the recommendations were:

  . prohibiting Internet gambling that was not already authorized within the United States or among parties in the United States and any foreign jurisdiction;

  . limiting the expansion of gambling into homes through such mediums as account wagering; and

  . banning the introduction of casino-style gambling into pari-mutuel facilities for the primary purpose of saving a pari-mutuel facility that the market has determined no longer serves the community or for the purpose of competing with other forms of gaming.

  The recommendations made by the National Gambling Impact Study Commission could result in the enactment of new laws and/or the adoption of new regulations in the United States, which would materially adversely impact the gambling industry in the United States in general or our segment in particular and consequently may threaten our growth prospects.

  We face significant competition from operators of other racetracks and other forms of gaming, which could decrease the amount wagered at our facilities and materially adversely affect our operating results.

  We face significant competition in each of the jurisdictions in which we have wagering operations and we expect this competition to intensify as new gaming operators enter our markets and existing competitors expand their operations and
consolidate management of multiple racetracks.    One of our competitors,
Churchill Downs Inc., has been in operation for a much longer period of time than we have and may have greater name recognition. We also compete for customers with other sports, entertainment and gaming operators, including government-sponsored lotteries and both traditional and Native American-owned casinos. If we lose customers for any reason, our business, financial condition, operating results and prospects may be materially adversely affected.

  In addition, Florida tax laws have historically discouraged the three Miami-area horse racetracks, Gulfstream Park, Hialeah Park and Calder Race Course, from scheduling concurrent races. A new tax structure, effective as of July 1, 2001, has eliminated this deterrent. As a result, our Gulfstream Park will likely face direct competition from the other Miami-area horse racetracks in the future. This competition could affect the operating results of Gulfstream Park, which could reduce our overall profitability.

  Government sponsored lotteries benefit from numerous distribution channels, including supermarkets and convenience stores, as well as from frequent and extensive advertising campaigns. We do not have the same access to the gaming public or the advertising resources that are available to government-sponsored lotteries, which may adversely affect our ability to effectively compete with those lotteries.

  A decline in the popularity of horse racing could adversely impact our business.

  The continued popularity of horse racing is important to our growth plans and
our operating results.   Our business plan anticipates our attracting new
customers to our racetracks, off-track betting facilities and account wagering operations. Even if we are successful in making acquisitions and expanding and improving our current operations, we may not be able to attract a sufficient number of new customers to achieve our business plan. Public tastes are unpredictable and subject to change. Any decline in interest in horse racing or any change in public tastes may adversely affect our business, financial condition, operating results and prospects.

  Declining on-track attendance and increasing competition in simulcasting may materially adversely affect our operating results.

  There has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of customers to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track simulcasting, off-track betting and account wagering. The industry-wide focus on inter-track simulcasting, off-track betting and account wagering has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the simulcast wagering market, including off-track betting and account wagering, could lead to a decrease in the amount wagered at our facilities and on races conducted at our racetracks and may materially adversely affect our business, financial condition, operating results and prospects.

  We depend on agreements with our horsemen's industry associations to operate our business.

  The Interstate Horseracing Act of 1978, as well as various state racing laws, require that, in order to simulcast races, we have written agreements with the horsemen at our racetracks, who are represented by industry associations. In some states, if we fail to maintain operative agreements with the industry associations, we may not be permitted to conduct live racing or simulcasting at tracks within those states. In addition, our simulcasting agreements are generally subject to the approval of the industry associations. Should we fail to renew existing agreements with the industry associations on satisfactory terms or fail to obtain approval for new simulcast agreements, then our business, financial condition, operating results and prospects could be materially adversely affected.

  If we are unable to continue to negotiate satisfactory union contracts, some of our employees may commence a strike. A strike by our employees or a work stoppage by backstretch personnel may lead to lost revenues and could have a material adverse effect on our business.

  As of December 31, 2000, we employed approximately 3,200 full-time employees, approximately 2,000 of whom were represented by unions. A strike or other work stoppage by our employees could lead to lost revenues and have a material adverse effect on our business, financial condition, operating results and prospects.

  Recently enacted legislation in California will facilitate the organization of backstretch personnel in that state. A strike by backstretch personnel could, even though they are not our employees, lead to lost revenues and have a material adverse effect on our business, financial condition, operating results and prospects.

  We currently face significant competition from Internet and other account wagering, which may reduce our profitability.

  Internet and other account wagering gaming services allow their customers to wager on a wide variety of sporting events and Las Vegas-style casino games from home. The National Gambling Impact Study Commission's June 1999 report estimates that there are over 250 on-line casinos, 64 lotteries, 20 bingo games and 139 sports wagering services offering gambling over the Internet, most illegally from offshore locations. The Internet gaming market is estimated to have doubled from approximately $445 million in 1997 to over $900 million in 1998, according to Interactive Gaming News, an Internet gaming publication. Our racetrack business may require greater ongoing capital expenditures in order to expand our business than the capital expenditures required by Internet and other account wagering gaming operators. Currently, we cannot offer the diverse gaming options offered by Internet and other account wagering gaming operators and may face significantly greater costs in operating our business. Our inability to compete successfully with these operators could have a material adverse effect on our business, financial condition, operating results and prospects.

  In addition, the market for account wagering is affected by changing technology. Our ability to anticipate such changes and to develop and introduce new and enhanced services on a timely basis will be a significant factor in our ability to expand, remain competitive and attract new customers.

  Expansion of gaming conducted by Native American groups may lead to increased competition in our industry, which may negatively impact our growth and profitability.

  In March 2000, the California state constitution was amended, resulting in the expansion of gaming activities permitted to be conducted by Native American groups in California. This may lead to increased competition and may have an adverse effect on the profitability of Santa Anita Park, Golden Gate Fields, Bay Meadows and our future growth in California. It may also affect the purses that those tracks are able to offer and therefore adversely affect our ability to attract top horses.

  Several Native American groups in Florida have recently expressed interest in opening or expanding existing casinos in southern Florida, which could compete with Gulfstream Park and reduce its profitability.

  Moreover, other Native American groups may open or expand casinos in other regions of the country where we currently operate, or plan to operate, racetracks or other gaming operations. Any such competition from Native American groups could have a material adverse effect on our business, financial condition, operating results and prospects.

  Some jurisdictions view our operations primarily as a means of raising taxes and, therefore, we are particularly vulnerable to additional or increased taxes and fees.

  We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. For instance, from time to time, U.S.

legislators have proposed the imposition of a U.S. federal tax on gross gaming revenues. It is not possible to determine with certainty the likelihood of any such changes in tax laws or their administration; however, if enacted, such changes could have a material adverse effect on our business, financial condition, operating results and prospects.

  Our operating results fluctuate seasonally and may be impacted by a reduction in live racing dates, due to inclement weather or regulatory factors.

  We experience significant fluctuations in quarterly operating results due to the seasonality associated with racing schedules at our racetracks. Generally, our revenues from racetrack operations are greater in the first quarter of the calendar year than in any other quarter. We have a limited number of live racing dates at each of our racetracks and the number of live racing dates varies somewhat from year to year. The allocation of live racing dates in most of the states in which we operate is subject to regulatory approval from year to year and, in any given year, we may not receive the same or more racing dates than we have had in prior years. Recently, the regulatory agencies in California have announced their intention to reduce live racing dates. We are also faced with the prospect that competing racetracks may seek to have some of our historical dates allocated to them. A significant decrease in the number of live racing dates could have a material adverse affect on our business, financial condition, operating results and prospects.

  Since horse racing is conducted outdoors, unfavorable weather conditions, including extremely high or low temperatures, excessive precipitation, storms or hurricanes, may cause races to be cancelled or may reduce attendance and wagering. Since a substantial portion of our operating expenses is fixed, the loss of scheduled racing days or a reduction in the number of races held or the number of horses racing due to unfavorable weather could have a material adverse effect on our business, financial condition, operating results and prospects.

  The current lease of the Bay Meadows property expires in less than two years and is unlikely to be renewed because the current lessor is in the process of selling the property.

  The Bay Meadows site lease expires on December 31, 2002 (subject to extension through March 31, 2003 if we are holding a race meet). Although we are exploring various alternative venues for the conduct of the racing dates currently held at Bay Meadows, there is a risk that we will be unable to obtain the necessary regulatory approvals to transfer these racing dates to another racetrack operated by us in Northern California, which could materially adversely affect our business, financial condition, operating results and prospects.

  The profitability of our racetracks is partially dependent upon the size of the local horse population in the areas in which our racetracks are located.

  Horse population is a factor in a racetrack's profitability because it generally affects the average number of horses (i.e., the average "field size") that run in races. Larger field sizes generally mean increased wagering and higher wagering revenues due to a number of factors, including the availability of exotic bets (such as "exacta" and "trifecta" wagers). Various factors have led to declines in the horse population in certain areas of the country, including competition from racetracks in other areas, increased costs and changing economic returns for owners and breeders and the recent Mare Reproductive Loss Syndrome, which has caused a large number of mares in Kentucky to sustain late term abortions or early embryonic loss. If we are unable to attract horse owners to stable and race their horses at our tracks by offering a competitive environment, including improved facilities, well-maintained racetracks, better living conditions for backstretch personnel involved in the care and training of horses stabled at our tracks and a competitive purse structure, our business, financial condition, operating results and prospects may be materially adversely affected.

  An earthquake in California could interrupt our operations at Santa Anita Park, Golden Gate Fields and Bay Meadows, which would adversely impact our cash flow from these racetracks.

  Three of our largest racetracks, Santa Anita Park, Golden Gate Fields and Bay Meadows, are located in California and are therefore subject to earthquake risks. We do not maintain significant earthquake insurance on the structures at our California racetracks. We maintain fire insurance for fire risks, including those resulting from earthquakes, subject to policy limits and deductibles. There can be no assurance that earthquakes or the fires often caused by earthquakes will not seriously damage our California racetracks and related properties or that the recoverable amount of insurance proceeds will be sufficient to cover fully reconstruction costs and other losses. If an uninsured or underinsured loss occurs, we could lose anticipated revenue and cash flow from our California racetracks.

  Our business depends on providers of totalisator services.

  In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by two of the three main totalisator companies operating in North America. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. The loss of any of the totalisator companies as a provider of this critical services woud decrease competition and could result in an increase in the cost to obtain these services. Additionally, the failure of the totalisator companies to keep their technology current could limit our ability to serve customers effectively or develop new forms of wagering. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

Real Estate Ownership and Development Risks

  Our ownership and development of real estate is subject to risks and may involve significant ongoing expenditures or losses that could adversely affect our operating results.

  All real estate investments are subject to risks including: general economic conditions, such as the availability and cost of financing; local real estate conditions, such as an oversupply of residential, office, retail or warehousing space, or a reduction in demand for real estate in the area; governmental regulation, including taxation of property and environmental legislation; and the attractiveness of properties to potential purchasers or tenants. The real estate industry is also capital intensive and sensitive to interest rates. Further, significant expenditures, including property taxes, mortgage payments, maintenance costs, insurance costs and related charges, must be made throughout the period of ownership of real property, which expenditures may negatively impact our operating results.

  We may not be able to sell some of our non-core real estate when we need to or at the price we want, which may materially adversely affect our financial condition.

  At times, it may be difficult for us to dispose of some of our non-core real estate. The costs of holding real estate may be high and, during a recession, we may be faced with ongoing expenditures with little prospect of earning revenue on our non-core real estate properties. If we have inadequate cash reserves, we may have to dispose of properties at prices that are substantially below the prices we desire, and in some cases, below the book values of the properties, which may materially adversely affect our financial condition and our growth plans.

  We require governmental approvals for some of our properties which may take a long time to obtain or which may not be granted, either of which could materially adversely affect our existing business or our growth.

  Some of our properties will require zoning and other approvals from local government agencies. The process of obtaining these approvals may take many months and we might not obtain the necessary approvals. Furthermore, in the case of certain land to be held by us in Aurora, Ontario, the transfer of this land to us from Magna International is conditional on our obtaining permission to sever the land from adjoining properties and other approvals. If we do not obtain these approvals, we may not ultimately acquire this land. Holding costs, while regulatory approvals are being sought, and delays may render a project economically unfeasible. If we do not obtain all of our necessary approvals, our plans, growth and profitability could be materially adversely affected.

  We may not be able to complete expansion projects successfully and on time, which would materially adversely affect our growth and our operating results.

  We intend to further develop our racetracks and expand our gaming activities. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. If we proceed to develop new facilities or enhance our existing facilities, we face numerous risks that could require substantial changes to our plans, including timeframes and projected budgets. These risks include the inability to secure all required permits and the failure to resolve potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforeseen engineering or environmental problems, delays and work stoppages, weather interference and unanticipated cost overruns. For example, Santa Anita Park completed certain upgrades to its facilities in 1999. The disruption caused by these upgrades was greater than anticipated and reduced the total amount wagered at Santa Anita Park's simulcast wagering facilities and attendance at The Oak Tree Meet in 1999. Even if completed in a timely manner, our expansion projects may not be successful, which would affect our growth and could have a material adverse effect on our business, financial condition, operating results and prospects.

  We face strict environmental regulation and may be subject to liability for environmental damage that we did not cause, which could materially adversely affect our financial results.

  Various environmental laws and regulations in the United States, Canada and Europe impose liability on us as a current or previous owner and manager of real property, for the cost of maintenance, removal and remediation of hazardous materials released or deposited on or in properties now or previously owned or managed by us or disposed of in other locations. Our ability to sell properties with contamination or hazardous or toxic substances or to borrow money using that property as collateral may also be uncertain. Changes to environmental laws and regulations, resulting in more stringent terms of compliance, could expose us to additional liabilities and ongoing expenses.

Risks Relating to Our Class A Subordinate Voting Stock

  Our stock price may be volatile, and future issuances or sales of our stock may decrease our stock price.

  The trading price of our Class A Subordinate Voting Stock has experienced, and may continue to experience, substantial volatility. The following factors have had, and may continue to have, a significant effect on the market price of our Class A Subordinate Voting Stock: our historical and anticipated operating results; the possibility of certain institutional shareholders of Magna International, who received our stock as a distribution from Magna International, selling their holdings of our shares because these shareholders are restricted in the amount of stock of a non-Canadian company that they may own; the announcement of new wagering and gaming opportunities by us or our competitors; the passage of legislation affecting horse racing or gaming; developments affecting the horse racing or gaming industries generally; sales or other issuances or the perception of potential sales or issuances, including in connection with our past and future acquisitions, of substantial amounts of our shares; and sales or the expectation of sales by Magna International of a portion of our shares held by it, as a result of its previously stated intention to reduce its majority equity position in us over time, and sales by our other significant stockholders; and a shift away from investor interest in the gaming industry, in general. These factors could have a material adverse effect on the market price of our Class A Subordinate Voting Stock, regardless of our financial condition and operating results.

  The trading price of our Class A Subordinate Voting Stock could decrease as a result of our issuing additional shares as consideration for future acquisitions.

  We may issue our Class A Subordinate Voting Stock as full or partial consideration in connection with future acquisitions. To the extent that we do so, the percentage of our common equity and voting stock that our existing stockholders own will decrease and, particularly if such acquisitions do not contribute proportionately to our profitability, the trading price of our shares may also decrease.

  We do not plan to pay dividends until 2004, if at all.

  We have not paid any dividends to date on our Class A Subordinate Voting Stock, we do not plan to pay any dividends until 2004 and we may not pay dividends then, or ever. See "Corporate Constitution--Required Allocations-- Dividends".


                           FORWARD-LOOKING STATEMENTS

  This prospectus, including documents incorporated by reference, contains forward-looking statements as defined by the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; and statements concerning projections, predictions, expectations, estimates or forecasts as to our financial and operating results, and future economic performance; and other similar expressions concerning matters that are not historical facts.

  Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

  Important factors that could cause such differences include, but are not limited to, the factors discussed above under "Risk Factors".

  Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.


                                  THE COMPANY

  We acquire, develop and operate horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities ("OTBs"). As a complement to our horse racing business, we operate an account wagering business known as "Call-A-Bet" and are exploring the further development of account wagering operations, including interactive television and Internet-based wagering, possibly in conjunction with business partners and subject to regulatory requirements. To support our horse racetracks, we also own and operate a horse boarding and training center situated approximately 45 miles north of San Diego, California, and we are currently developing a second horse boarding and training center in Palm Beach County, Florida. We are also exploring the development of real estate on the land surrounding certain of our racetracks. These real estate projects could be pursued in conjunction with developers who would be expected to provide the necessary financing. In addition, we own a real estate portfolio which includes a gated residential community under development, a golf course and related recreational facilities in Oberwaltersdorf, Austria, a golf course in Aurora, Ontario, Canada and other real estate. We intend to continue to sell the balance of our non-core real estate portfolio, in order to provide capital to grow and enhance our business. Accordingly, we are taking steps, including servicing our land and obtaining zoning and other approvals, to enhance the value of certain of these properties which should increase the revenues generated from their sale.

  Our principal executive offices are located at 337 Magna Drive, Aurora, Ontario L4G 7K1 Canada and our telephone number is (905) 726-2462.

                       DESCRIPTION OF OUR SHARE CAPITAL

  Our authorized stock consists of 310,000,000 shares of Class A Subordinate Voting Stock, par value $0.01, and 90,000,000 shares of Class B Stock, par value $0.01.

  Neither Delaware law nor our articles of incorporation or by-laws limit the right of non-resident or foreign owners of our Class A Subordinate Voting Stock or Class B Stock to hold or to vote this type of stock.

Class A Subordinate Voting Stock

  The holders of shares of our Class A Subordinate Voting Stock are entitled:

  . to one vote for each share of Class A Subordinate Stock held (together with the holders of our Class B Stock who are entitled to vote at such meetings on the basis of 20 votes per share of Class B Stock held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

  . on a pro rata basis with the holders of our Class B Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors; and

  . after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class B Stock, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs.

  Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

  The holders of shares of our Class A Subordinate Voting Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

  Our restated certificate of incorporation provides that if the approval of the holders of our Class A Subordinate Voting Stock voting as a separate class is required, such approval shall be given by a majority of the votes cast at a meeting of such holders, other than the votes attaching to our Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International or by any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction. These limitations do not apply to any other holder of our Class A Subordinate Voting Stock.

Class B Stock

  The holders of our Class B Stock are entitled:

  . to 20 votes for each share of Class B Stock held (together with the holders of our Class A Subordinate Voting Stock who are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

  . on a pro rata basis with the holders of our Class A Subordinate Voting Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors;

  . after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Stock, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs; and

  . from time to time, to convert shares of our Class B Stock into shares of our Class A Subordinate Voting Stock on a one-to-one basis.

  Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

  None of our Class B Stock may be issued (other than in connection with a stock dividend) without the approval by ordinary resolution of the holders of our Class B Stock, voting as a separate class.

  The holders of shares of our Class B Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

Amendments to Stock Provisions and Other Matters

  Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class A Subordinate Voting Stock, which amendment adversely affects the rights of the holders of Class A Subordinate Voting Stock, requires the prior written approval of the holders of all our outstanding Class A Subordinate Voting Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of the Class A Subordinate Voting Stock called and held for that purpose (provided, however, that an amendment to create stock ranking in priority to or on a parity with the Class A Subordinate Voting Stock shall be deemed not to adversely affect the rights of the holders of Class A Subordinate Voting Stock) . It is further required that a majority of the votes cast at such a meeting, or in any other vote by Class A Subordinate Voting Stock holders voting as a class, not be votes attaching to the Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International, or by any person who, by agreement, acts jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction.

  Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class B Stock or to create stock ranking in priority to or on a parity with the Class B Stock requires the prior written approval of the holders of all our outstanding Class B Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of Class B Stock called and held for that purpose.

  Our Class A Subordinate Voting Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. Our Class B Stock is not redeemable, has no preemptive rights and is not liable for further assessments or calls. Each share of Class B Stock may be converted at any time into one fully-paid share of Class A Subordinate Voting Stock. All shares of Class A Subordinate Voting Stock offered hereby will be fully paid and non-assessable.

Takeover Protection

  Under applicable law, an offer to purchase shares of our Class B Stock would not necessarily result in an offer to purchase shares of our Class A Subordinate Voting Stock. Magna International, as the holder of all our issued and outstanding Class B Stock, has entered into a trust agreement with Computershare Trust Company of Canada (as successor to Montreal Trust Company of Canada) and us. This trust agreement provides that the holders of our Class A Subordinate Voting Stock will not be deprived of any rights under applicable takeover bid laws to which they would have been entitled in the event of a takeover bid (which may include a private offer to purchase) if our Class B Stock and the Class A Subordinate Voting Stock were a single class of stock.

  Under the trust agreement, Magna International may not sell any Class B Stock pursuant to a takeover bid, as defined under the securities laws of the Province of Ontario, at a price per share in excess of 115% of the market price of our Class A Subordinate Voting Stock. This prohibition will not apply if: (i) the sale is made pursuant to an offer to purchase only part of the

Class B Stock made to all holders of our Class B Stock and an identical offer in all material respects is made concurrently to purchase our Class A Subordinate Voting Stock, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class B Stock; or (ii) there is a concurrent unconditional offer to purchase all our Class A Subordinate Voting Stock at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Stock.

  The trust agreement contains provisions for the authorization of action by the trustee to enforce the rights of the holders of our Class A Subordinate Voting Stock. The trustee only has to enforce these rights if either we or the holders of our Class A Subordinate Voting Stock agree to pay the trustee's costs and to indemnify the trustee. A holder of our Class A Subordinate Voting Stock is not entitled to take action unless the trustee refused to act after a request to do so by holders of at least 10% of our outstanding Class A Subordinate Voting Stock.

  The trust agreement prohibits Magna International from disposing of any shares of our Class B Stock unless the disposition is conditional upon the person acquiring those shares becoming a party to the trust agreement. Conversion of Class B Stock into Class A Subordinate Voting Stock and the subsequent sale of that Class A Subordinate Voting Stock is excluded from this prohibition.

  The trust agreement provides that it may not be amended and material provisions cannot be waived, without the approval of The Toronto Stock Exchange and at least two-thirds of the votes cast by the holders of the Class A Subordinate Voting Stock. The two-thirds majority must include a simple majority of the votes cast by holders of the Class A Subordinate Voting Stock, excluding any of our principal stockholders and their affiliates and any persons who have an agreement to purchase Class B Stock on terms that would constitute a sale for the purposes of the trust agreement.

  The trust agreement does not prevent the holder of our Class B Stock from:

 . granting a security interest in shares of our Class B Stock in connection with a bona fide borrowing, provided that the secured party concurrently agrees in writing to become a party to the trust agreement; or


 . selling, transferring or otherwise disposing of all or any of the shares of our Class B Stock to a company controlled by or under common control with the holder, provided that the transferee concurrently agrees in writing to become a party to the trust agreement.

  No provision of the trust agreement limits the rights of any holder of our Class A Subordinate Voting Stock under any applicable securities legislation.

                            CORPORATE CONSTITUTION

  We have adopted certain long-standing organizational and operating policies and principles used by Magna International to define the rights of employees and investors to participate in profits and growth and to impose discipline on management, some of which have been embodied in our corporate constitution. The following description summarizes the material terms and provisions of our corporate constitution, which cannot be amended or varied without the prior approval of the holders of a majority of our Class A Subordinate Voting Stock (not including shares held by Magna International or any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction) and our Class B Stock, each voting as a separate class.

Board of Directors

  Our corporate constitution provides that, unless otherwise approved by the holders of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, (a) a majority of the members of our board of directors shall be individuals who are not our officers or our employees or individuals related to these persons, and (b) at least two of our directors shall be individuals who are not our officers or employees, or directors, officers or employees of any of our affiliates, including Magna International, nor persons related to any such officers, employees or directors.

Required Allocations

Employee Profit Sharing Plan

  We are currently examining establishing an employee profit sharing plan pursuant to which a percentage of our pre-tax profits before profit sharing for each fiscal year would be allocated to our employee profit sharing plan and/or otherwise be distributed to our employees or the employees of our subsidiaries who do not participate in a similar plan, and who do not receive management incentive bonuses, during that year or the immediately following fiscal year.

Dividends

  The holders of our Class A Subordinate Voting Stock and Class B Stock are entitled to receive dividends as and when declared by our board of directors out of any legally available funds as follows. In respect of our fiscal years commencing January 1, 2004 and 2005, unless otherwise approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, the holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive and we will pay, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each fiscal year so that the aggregate of the dividends paid or payable in respect of that year is at least equal to 10% of our after-tax profits for that fiscal year; in respect of each fiscal year thereafter, holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of such fiscal year so that the aggregate of the dividends paid or payable in respect of that year shall be equal to the greater of (1) 10% of our after-tax profits for that fiscal year and (2) an amount such that the aggregate of the dividends paid or payable in respect of that fiscal year and the two immediately preceding fiscal years is at least 20% of our after-tax profits for such three-year period.

  For further information regarding dividends payable with respect to our share capital, see "Description of Our Share Capital--Share Capital".

Social Objectives

  Pursuant to our corporate constitution, a maximum of 2% of our pre-tax profits beginning with 2004 shall be allocated to the promotion of social objectives during each fiscal year or the immediately following fiscal year. Social objectives are objectives that are in our executive management's opinion of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we or our affiliates operate.

Incentive Bonuses

  Our corporate constitution provides that the incentive bonuses paid or payable to our corporate management in respect of each fiscal year, beginning with 2004, shall not, in the aggregate, exceed 6% of our pre-tax profits before profit sharing for such fiscal year. Our executive management, with the approval of our board of directors or a duly appointed committee of our board, has the right to allocate the amount to be paid to individuals within our corporate management as well as to determine the timing and manner of payment (whether in cash or in our shares or otherwise).

Authorized Share Capital

  Our corporate constitution provides that no resolution of our board of directors purporting to:

  . increase the maximum number of authorized shares of any class of our stock; or

  . create a new class or series of stock having voting rights of any kind (other than on default of payment of dividends) or having rights to participate in our profits in whatever manner (other than a class or series of stock which is convertible into existing classes of stock or a class or series of stock having a fixed dividend or a dividend determined without regard to profits);

  shall be effective unless such resolution is approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Voting Stock voting separately as a class.

                      DESCRIPTION OF EXCHANGEABLE SHARES


  The following is a summary of the rights, privileges, restrictions and conditions attaching to the exchangeable shares (the "Exchangeable Shares") of our Canadian subsidiary, MEC Holdings (Canada) Inc., and the terms of the Exchangeable Share Support Agreement and the Voting and Exchange Agreement, two agreements relating to the Exchangeable Shares to which we are a party, each dated as of December 30, 1999.

General

  The Exchangeable Shares were issued by our subsidiary MEC Holdings (Canada) Inc. ("Exchangeco"). The Exchangeable Shares, together with certain ancillary rights, are economically equivalent to the shares of our Class A Subordinate Voting Stock. The Exchangeable Shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of our Class A Subordinate Voting Stock. By furnishing instructions to Magna International under the Voting and Exchange Agreement, holders of the Exchangeable Shares are able to exercise essentially the same voting rights with respect to us as they would have if they exchanged their Exchangeable Shares for shares of our Class A Subordinate Voting Stock. Holders of Exchangeable Shares are also entitled to receive from Exchangeco dividends that are economically equivalent to any dividends paid on shares of our Class A Subordinate Voting Stock. The Exchangeable Shares are subject to adjustment or modification in the event of a stock split, stock dividend or other change to our capital structure so as to maintain the one-to-one relationship between the Exchangeable Shares and the shares of our Class A Subordinate Voting Stock.

Voting, Dividend and Liquidation Rights

Voting Rights with Respect to Exchangeco

  Except as required by law or under the Exchangeable Share Support Agreement, the terms of the Exchangeable Shares with respect to the amendment thereof or the Voting and Exchange Agreement, the holders of Exchangeable Shares are not entitled to receive notice of or attend any meeting of shareholders of Exchangeco or to vote at any such meeting.

Voting Rights with Respect to Us

  Pursuant to the Voting and Exchange Agreement, each holder of an Exchangeable Share, other than us and our subsidiaries, on the record date for any meeting at which our stockholders are entitled to vote, will be entitled to instruct Magna International, and Magna International has agreed, to exercise one of the votes attached to a share of our Class A Subordinate Voting Stock or a share of our Class B Stock for each Exchangeable Share held by that holder. Under that agreement Magna International has agreed that, for so long as any of the Exchangeable Shares are outstanding, it will at all times hold the power to cast an identical number of votes attaching to our Class A Subordinate Voting Stock or our Class B Stock. If we are required to hold a class vote of our Class A Subordinate Voting Stock, Magna International may not use the voting rights attaching to any of the shares of our Class B Stock that it holds to satisfy its obligation to cast votes as instructed by holders of Exchangeable Shares, but may only exercise the voting rights attaching to our Class A Subordinate Voting Stock held by it for that purpose. If necessary, Magna International will convert shares of our Class B Stock into shares of our Class A Subordinate Voting Stock in order to have enough shares of that class available to honor all the voting instructions that it receives. If Magna International does not receive voting instructions covering all the outstanding Exchangeable Shares, it will refrain from exercising a number of voting rights attaching to our shares that it holds that is equal to the number of Exchangeable

Shares for which no voting instructions were received. A holder of Exchangeable Shares may, upon request to Magna International, obtain a proxy from Magna International entitling the holder to vote directly at the relevant meeting the votes attached to our shares held by Magna International to which the Exchangeable Share holder is entitled to give Magna International voting instructions.

  We will send to the holders of the Exchangeable Shares, at our own expense, a notice of each meeting at which our stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct Magna International to exercise voting rights or to deliver a proxy to the holder. This mailing shall commence on the same day as we send the notice and materials to our stockholders. We will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to stockholders at the same time as such materials are sent to them. To the extent these materials are provided to us, we will also send to the holders of Exchangeable Shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to us.

  All rights of a holder of an Exchangeable Share to instruct Magna International to exercise votes attached to a share of our stock held by Magna International will cease upon the exchange, whether by redemption, retraction or liquidation, or through the exercise of any of the rights as described below, of that holder's Exchangeable Share for a share of our Class A Subordinate Voting Stock.

  In accordance with the terms of the Exchangeable Share Support Agreement, we and our subsidiaries will not exercise any voting rights with respect to any Exchangeable Shares held by us or our subsidiaries, although we will appoint proxyholders with respect to such Exchangeable Shares for the sole purpose of attending meetings of the holders of Exchangeable Shares in order to be counted as part of the quorum for these meetings.

Dividend Rights

  Holders of Exchangeable Shares will be entitled to receive, subject to applicable law and to the next paragraph, dividends: (i) in the case of a cash dividend declared on shares of our Class A Subordinate Voting Stock, in an amount in cash for each Exchangeable Share corresponding to the cash dividend declared on each of the shares of our Class A Subordinate Voting Stock; (ii) in the case of a stock dividend declared on the shares of our Class A Subordinate Voting Stock to be paid in shares of our Class A Subordinate Voting Stock, in that number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of our Class A Subordinate Voting Stock to be paid on each such outstanding share; or (iii) in the case of a dividend declared on the shares of our Class A Subordinate Voting Stock in property other than cash or shares of our Class A Subordinate Voting Stock, in such type and amount of property as is the same as, or economically equivalent to, the type and amount of property declared as a dividend on each of the shares of our Class A Subordinate Voting Stock. Cash dividends on the Exchangeable Shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of Exchangeco. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as the relevant date for the corresponding dividends on the shares of our Class A Subordinate Voting Stock.

  In the case of a stock dividend declared on the shares of our Class A Subordinate Voting Stock to be paid in shares of our Class A Subordinate Voting Stock, in lieu of declaring a corresponding stock dividend on the Exchangeable Shares, the Board of Directors of Exchangeco may, in its discretion and subject to applicable law, subdivide, redivide or change (collectively referred to as a subdivision), each Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of: (i) a share of our Class A Subordinate Voting Stock; and (ii) the number of shares of our Class A Subordinate Voting Stock to be paid as a stock dividend on each share of our Class A Subordinate Voting Stock. In this instance, the subdivision shall become effective on the effective date for the dividend declared on the shares of our Class A Subordinate Voting Stock without any further act or formality on the part of the board of directors of Exchangeco or of the holders of Exchangeable Shares. No approval of the holders of Exchangeable Shares to an amendment to the articles of Exchangeco shall be required to give effect to the subdivision. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of Exchangeable Shares and the effective date of the subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on the shares of our Class A Subordinate Voting Stock.

Rights Upon an Event of Insolvency

  Upon the occurrence and during the continuance of an event of insolvency of Exchangeco, each holder of Exchangeable Shares, other than us and our subsidiaries, will be entitled to exercise an exchange right with respect to any or all of the Exchangeable Shares held by the holder, thereby requiring us to purchase each Exchangeable Share from the holder of our Class A Subordinate Voting Stock, the purchase price for which will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock. As soon as practicable following the occurrence of an event of insolvency of Exchangeco, or any event which may, with the passage of time and/or the giving of notice, become such an event, we or Exchangeco will give notice thereof to each holder of Exchangeable Shares, which notice will advise the holder of the rights described in this paragraph. The purchase price payable by us for each Exchangeable Share purchased under this exchange right will be the same amount as Exchangeco would pay holders of Exchangeable Shares upon a liquidation.

Liquidation Rights with Respect to Exchangeco

  In the event of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the Exchangeable Shares will have, subject to applicable law, preferential rights to receive from Exchangeco a specified liquidation amount, being the then current market price of a share of our Class A Subordinate Voting Stock, for each Exchangeable Share held, payable in shares of our Class A Subordinate Voting Stock, plus all declared and unpaid dividends. Upon the occurrence of a liquidation, dissolution or winding-up, we will have an overriding liquidation call right to purchase all the outstanding Exchangeable Shares, other than Exchangeable Shares held by us or our subsidiaries, from the holders thereof on the liquidation date for a purchase price per share equal to the specified liquidation amount.

Liquidation Rights with Respect to Us

  In order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of shares of our Class A Subordinate Voting Stock, on the fifth business day prior to the effective date of our voluntary or involuntary liquidation, dissolution or winding-up, each Exchangeable Share, other than those held by us or our subsidiaries, will, pursuant to an automatic exchange right under the Voting and Exchange Agreement, automatically be exchanged for a share of our Class A Subordinate Voting Stock together with an amount of cash equal to any declared but unpaid dividends on each Exchangeable Share. The certificates previously evidencing the Exchangeable Shares shall automatically be deemed to evidence an equal number of shares of our Class A Subordinate Voting Stock. Upon a holder's request and the surrender of the Exchangeable Share certificates, we will deliver to the holder certificates representing an equivalent number of shares of our Class A Subordinate Voting Stock.

Retraction

  Subject to the exercise by us of our retraction call right, holders of the Exchangeable Shares will be entitled, at any time following the effective time of the retraction, to retract, i.e., require Exchangeco to redeem, any or all of the Exchangeable Shares held by that holder for a retraction price per share equal to the then current market price of a share of our Class A Subordinate Voting Stock, which retraction price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock, plus all declared and unpaid dividends. Holders of the Exchangeable Shares may effect this retraction by presenting: (i) a certificate or certificates to Exchangeco representing the number of Exchangeable Shares the holder desires to retract; (ii) a duly executed retraction request indicating the number of Exchangeable Shares the holder desires to retract and the retraction date and acknowledging the retraction call right described in the paragraph below; and (iii) any other documents as may be required to effect the retraction of the Exchangeable Shares.

  When a holder retracts Exchangeable Shares, we will have an overriding call right to purchase on the retraction date all but not less than all of the retracted shares, at a purchase price per share equal to the retraction price, which purchase price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock for each Exchangeable Share so purchased. Upon receipt of a retraction request, Exchangeco will immediately notify us of it. We must then advise Exchangeco within five business days as to whether we will exercise our retraction call right. If we do not so advise Exchangeco, Exchangeco will notify the holder as soon as possible thereafter that we will not exercise our retraction call right. If we advise Exchangeco that we will exercise our retraction call right within this five business day period, then provided the retraction request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the retracted shares to us in accordance with our retraction call right.

  A holder may revoke his or her retraction request, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the retracted shares will neither be purchased by us nor be redeemed by Exchangeco. If a holder does not revoke his or her retraction request, on the retraction date the retracted shares will either be purchased by us or redeemed by Exchangeco, as the case may be.

  If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all retracted shares tendered by a retracting holder, Exchangeco will redeem only those retracted shares tendered by the holder, rounded down to a whole number of shares, as would not be contrary to the provisions of applicable law. We will be required to purchase the retracted shares not redeemed on the retraction date.

Redemption

  Subject to applicable law and the redemption call right described in the next paragraph, on the redemption date, Exchangeco will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to the then current market price of a share of our Class A Subordinate Voting Stock, which redemption price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock together with all declared but unpaid dividends for each Exchangeable Share so purchased. Exchangeco will, at least 60 days prior to the redemption date, or any number of days as the Board of Directors of Exchangeco may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with, among other events, a change of control of us or an event in respect of which the approval of holders of Exchangeable Shares is required, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Exchangeco or the purchase of the Exchangeable Shares by us pursuant to the redemption call right.

  We will have an overriding call right to purchase on the redemption date all, but not less than all, of the Exchangeable Shares then outstanding, other than Exchangeable Shares held by us and our subsidiaries, for a purchase price per share equal to the redemption price, which purchase price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock for each Exchangeable Share so purchased. Upon our exercise of the redemption call right, holders will be obligated to sell their Exchangeable Shares to us. If we exercise the redemption call right, Exchangeco's right and obligation to redeem the Exchangeable Shares on the redemption date will terminate.

Date for Redemption

  Exchangeco has the right to redeem all of the Exchangeable Shares on any date after October 1, 2001 that the board of directors of Exchangeco may determine, provided that written notice is provided to holders of the Exchangeable Shares at least 60 days in advance.

  In some circumstances, Exchangeco has the right to require a redemption of the Exchangeable Shares prior to October 1, 2001. Subject to the terms and conditions of the

Exchangeable Share Support Agreement, and subject to the redemption call right, an early redemption may occur upon:

(a) the number of Exchangeable Shares then outstanding, other than Exchangeable Shares held by us and our subsidiaries, constituting less than 5% of the aggregate of the number of shares of our Class A Subordinate Voting Stock then outstanding and the total number of Exchangeable Shares then outstanding, including all Exchangeable Shares held by us and our subsidiaries;

(b) the occurrence of a change of control of us, provided that the board of directors of Exchangeco determines (i) that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with the change of control transaction, and (ii) that the redemption of the Exchangeable Shares is necessary to enable the completion of the change of control transaction;

(c) a proposal being made for any matter relating to Exchangeco that requires the approval of the holders of Exchangeable Shares, provided that the board of directors of Exchangeco determines that it is not reasonably practicable to accomplish the business purpose intended by the matter, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of an early redemption, in any other commercially reasonable manner; or

(d) the failure by the holders of the Exchangeable Shares to approve or disapprove, as applicable, a matter relating to Exchangeco that requires the approval of the holders of Exchangeable Shares for the purpose of maintaining the equivalence of the Exchangeable Shares and the shares of our Class A Subordinate Voting Stock.

Ranking

  The Exchangeable Shares will be entitled to a preference over the common shares of Exchangeco and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs.

Certain Restrictions

  Exchangeco will not take any of the following actions without the approval of the holders of Exchangeable Shares as set forth below under "Description of Exchangeable Shares--Amendment and Approval":

(a) pay any dividends on the common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares, as the case may be;

(b) redeem, purchase or make any capital distribution in respect of common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares;

(c) redeem or purchase any other shares of Exchangeco ranking equally with the Exchangeable Shares with respect to the payment of dividends or any liquidation distribution;

(d) issue any Exchangeable Shares other than: (i) pursuant to any shareholder rights plan adopted by Exchangeco; (ii) by way of stock dividend to the holders of Exchangeable Shares, or (iii) by way of any subdivision described above under the heading "Description of Exchangeable Shares-- Dividend Rights"; or

(e) issue any shares of Exchangeco ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividend to the holders of the Exchangeable Shares.

  The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid on the shares of our Class A Subordinate Voting Stock from its first date of issue through that time have been declared and paid in full.

Amendment and Approval

  The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast on that resolution at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 25% of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at this meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to a place and time, not less than five days later as may be designated by the Chairman of such meeting. At the adjourned meeting, the holders of Exchangeable Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on that resolution will constitute the approval or consent of the holders of the Exchangeable Shares.

Support Obligation

  Pursuant to the Exchangeable Share Support Agreement, for so long as any Exchangeable Shares, other than Exchangeable Shares owned by us or our subsidiaries, remain outstanding:

(a) we will not declare or pay dividends on the shares of our Class A Subordinate Voting Stock unless Exchangeco is able to (x) declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares or (y) subdivide and simultaneously subdivides the Exchangeable Shares in lieu of declaring a stock dividend;

(b) we will advise Exchangeco in advance of the declaration of any dividend on the shares of our Class A Subordinate Voting Stock and ensure that (x) the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for the corresponding dividend on the shares of our Class A Subordinate Voting Stock or (y) the record date and effective date for a subdivision of the Exchangeable Shares in lieu of declaring a stock dividend are the same as the record date and payment date for the corresponding stock dividend on the shares of our Class A Subordinate Voting Stock;

(c) we will ensure that the record date for any dividend declared on the shares of our Class A Subordinate Voting Stock is not less than 10 business days after the declaration date of the dividend;

(d) we will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay to the holders of the Exchangeable Shares the applicable liquidation amount, redemption price and retraction price in the event of a liquidation, dissolution or winding-up of Exchangeco, a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco; and

(e) we will take all actions and do all things reasonably necessary or desirable to enable and permit us, in accordance with applicable law, to perform our obligations arising upon the exercise by us of our call rights, including the delivery of shares of our Class A Subordinate Voting Stock in accordance with the provisions of the applicable call right.

     The Exchangeable Share Support Agreement and the terms of the Exchangeable Shares provide that, without the prior approval of Exchangeco and the holders of the Exchangeable Shares given in the manner set forth above under "Description of Exchangeable Shares--Amendment and Approval", we will not issue or distribute additional shares of our Class A Subordinate Voting Stock, securities exchangeable for or convertible into or carrying rights to acquire shares of our Class A Subordinate Voting Stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of shares of our Class A Subordinate Voting Stock, nor shall we change the shares of our Class A Subordinate Voting Stock, unless the same or an economically equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Exchangeco board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the shares of our Class A Subordinate Voting Stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our Class A Subordinate Voting Stock which is recommended by our board of directors and in connection with which the Exchangeable Shares are not redeemed by Exchangeco or purchased by us pursuant to the redemption call right, we will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in this type of transaction to the same extent and on an economically equivalent basis as the holders of shares of our Class A Subordinate Voting Stock.

  In order to assist us to comply with our obligations under the Exchangeable Share Support Agreement and to permit us to exercise the call rights, Exchangeco is required to notify us of the occurrence of some events, including the liquidation, dissolution or winding-up of Exchangeco, and Exchangeco's receipt of a retraction request from a holder of Exchangeable Shares.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from either the shares issued by us upon the redemption or exchange of the Exchangeable Shares or the shares sold by the selling shareholders. The selling shareholders will receive all of the net proceeds from their sale of shares of our Class A Subordinate Voting Stock.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information as of July 31, 2001 regarding the beneficial ownership of the shares of Class A Subordinate Voting Stock held by the shareholders who may sell their shares under this prospectus. The shares are being registered to permit public secondary trading of these shares, and each selling shareholder may offer the shares for resale from time to time, in whole or in part. Once sold by a selling shareholder, the Class A Subordinate Voting Stock will not thereafter be covered by this prospectus, even if it is subsequently acquired or reacquired by a selling shareholder.

  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Class A Subordinate Voting Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of Class A Subordinate Voting Stock subject to options exercisable within 60 days of July 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

-----------------------------------------------------------------------------------------------------------
                                                                       BENEFICIAL OWNERSHIP
                                                                      PRIOR TO THE OFFERING
-----------------------------------------------------------------------------------------------------------
                   NAME OF                                      NUMBER                   PERCENTAGE
             SELLING SHAREHOLDER                               OF SHARES               OF CLASS /(1)/
-----------------------------------------------------------------------------------------------------------
DeBartolo Corporation                                           650,695                      3.5
-----------------------------------------------------------------------------------------------------------
Ladbroke Racing Corporation                                     733,620                      4.0
-----------------------------------------------------------------------------------------------------------
Ladbroke Racing Wyoming, Inc.                                 3,178,297                     17.3
-----------------------------------------------------------------------------------------------------------
Jerry D. Campbell                                               230,431                      3.0 /(2)/
-----------------------------------------------------------------------------------------------------------
         Total                                                4,793,043                     27.8 /(2)/
-----------------------------------------------------------------------------------------------------------

(1) Percentage is based on 18,340,293 shares of outstanding Class A Subordinate Voting Stock as of July 31, 2001, and does not take into account the outstanding Exchangeable Shares.
(2) Percentage is based on 230,431 shares of Class A Subordinate Voting Stock and options to purchase 333,333 shares of Class A Subordinate Voting Stock, exercisable within 60 days of July 31, 2001, held by Mr. Campbell.

         Because the selling shareholders may offer all or some of the Class A Subordinate Voting Stock that they hold pursuant to this prospectus, and because this offering is not as of the date of this prospectus being underwritten on a firm commitment basis, no estimate can be given as to the amount of Class A Subordinate Voting Stock that will be held by the selling shareholders after completion of this distribution. See "Plan of Distribution" for further details regarding sales of our Class A Subordinate Voting Stock by the selling shareholders. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of Class A Subordinate Voting Stock beneficially owned by them, all or a portion of the shares of Class A Subordinate Voting Stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                             PLAN OF DISTRIBUTION

         This prospectus relates to two distributions of our Class A Subordinate Voting Stock:

 . the distribution on a delayed or continuous basis of our Class A Subordinate
  Voting Stock upon the redemption or exchange of the Exchangeable Shares distributed by Magna International to some of its Canadian shareholders as part of a special dividend to holders of its Class A subordinate voting shares and Class B shares in March 2000; and

 . the distribution on a delayed or continuous basis of our Class A Subordinate
  Voting Stock by some of the holders thereof.

         The first distribution set forth above is described under "Description of Exchangeable Shares". As of July 31, 2001, there were a total of 2,546,681 Exchangeable Shares outstanding, excluding those held by us. The second distribution set forth above is described below.

         The selling shareholders will pay any underwriting or selling discounts and commissions and expenses incurred by them for brokerage, accounting, tax, legal services or other expenses incurred by them in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, fees and expenses of our counsel and fees of our accountants.

         Any or all of the 4,793,043 shares of our Class A Subordinate Voting Stock held by the selling shareholders may be offered and sold from time to time to purchasers directly by any of the selling shareholders in privately negotiated transactions, on the Nasdaq National Market, in the over-the-counter market, or through a combination of such methods of sale. Alternatively, the selling shareholders may from time to time offer and sell our Class A Subordinate Voting Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of our Class A Subordinate Voting Stock for whom they may act as agents. The selling shareholders and any such underwriters, dealers or agents that participate in the distribution of these shares may be deemed to be underwriters, and any profit on the sale of these shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At the time a particular underwritten offering of these shares is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate principal amount of our Class A Subordinate Voting Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for our Class A Subordinate Voting Stock purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The 4,793,043 shares of our Class A Subordinate Voting Stock held by the selling shareholders may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

     Each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the Class A Subordinate Voting Stock by the selling shareholders. All the foregoing may affect the marketability of these shares and the ability of any person to engage in market making activities with respect to our Class A Subordinate Voting Stock.

     We have agreed to indemnify certain of the selling shareholders against certain civil liabilities, including certain liabilities arising under the Securities Act of 1933.


                          INCORPORATION BY REFERENCE

     The SEC requires us to "incorporate by reference" certain information we file with them, which means that we will disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after the date of this prospectus as part of an incorporated document will automatically update and supersede information contained in this prospectus.

     We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed on April 2, 2001;
     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and filed on May 14, 2001;
     3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and filed on August 14, 2001;

  4.   Our Current Report on Form 8-K filed on January 10, 2001;
  5.   Our Current Report on Form 8-K filed on February 2, 2001;
  6.   Our Current Report on Form 8-K filed on February 14, 2001;
  7.   Our Current Report on Form 8-K filed on February 20, 2001;
  8.   Our Current Report on Form 8-K/A filed on March 27, 2001;
  9.   Our Definitive Proxy Statement on Schedule 14A filed on April 9, 2001;
  10.  Our Current Report on Form 8-K filed on April 16, 2001;
  11.  Our Current Report on Form 8-K filed on May 3, 2001;
  12.  Our Current Report on Form 8-K/A filed on May 4, 2001;
  13.  Our Current Report on Form 8-K/A filed on June 19, 2001;
  14.  Our Current Report on Form 8-K filed on August 2, 2001; and
  15.  Our Current Report on Form 8-K filed on August 7, 2001.

  We incorporate by reference the following Financial Statements, all of which appear in the Registration Statement on Form S-1 which is being amended hereby, except for the financial statements listed in clauses (vi), (vii), (viii) and
(ix), which we incorporate by reference to Exhibits 99.1, 99.2, 99.3 and 99.4, respectively:

  (i) Audited Financial Statements of Los Angeles Turf Club, Inc. as at December 10, 1998 and for the period from January 1, 1998 through December 10, 1998.

  (ii) Audited Consolidated Financial Statements of Gulfstream Park Racing Association, Inc. and Subsidiary as of December 31, 1998 and for the year ended December 31, 1998.

  (iii) Audited Financial Statements of Remington Park, Inc. as at December 31, 1998 and for the year ended December 31, 1998.

  (iv) Audited Financial Statements of Thistledown, Inc. as at December 31, 1998 and for the year ended December 31, 1998.

  (v) Audited Combined Financial Statements of Golden Gate Fields (consisting of Pacific Racing Association's operations subject to the licensing provisions of the California Horse Racing Board, Ladbroke Racing California, Inc. and Ladbroke Land Holdings, Inc. (wholly owned subsidiaries of Ladbroke Racing Corporation)) as at December 31, 1998 and for the year ended December 31, 1998.

  (vi) Unaudited Combined Financial Statements of Ladbroke Racing Pennsylvania, Inc. and Subsidiaries as at April 4, 2001 and for the period from January 1, 2001 to April 4, 2001.

  (vii) Unaudited Financial Statements of Sport Broadcasting, Inc. as at March 31, 2001 and for the period from January 1, 2001 to March 31, 2001.

  (viii) Unaudited Pro Forma Financial Statements of the Company for the three month period ended March 31, 2001.

  (ix) Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income of the Company for the six month period ended June 30, 2001.

  We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of the offering of securities under this prospectus.

  This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

  You may request a copy of any filings referred to above, excluding exhibits, at no cost by telephoning or writing to us at the following address: Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario L4G 7K1 Canada, telephone number (905) 726-2462.


                            ADDITIONAL INFORMATION

  We have filed a Registration Statement on Form S-3 with the SEC registering the shares of our Class A Subordinate Voting Stock that are being offered by this prospectus. This prospectus is a part of the registration statement and, as the SEC rules permit, does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

  We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). In addition, registration statements and certain other filings made with the SEC through its "EDGAR" system are publicly available through the SEC's Web site on the Internet located at http://www.sec.gov. This registration statement, including all exhibits, has been filed with the SEC through EDGAR. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                 LEGAL MATTERS

  Certain legal matters in connection with the distribution of shares of our Class A Subordinate Voting Stock will be passed upon by Sidley Austin Brown & Wood, our United States counsel.

                    AUDITORS, TRANSFER AGENT AND REGISTRAR

     Our auditors are Ernst & Young LLP, Ernst & Young Tower, 222 Bay Street, Box 251, Toronto Dominion Centre Tower, Toronto, Ontario, M5K 1J7 Canada.

     The transfer agent and registrar for our Class A Subordinate Voting Stock is Computershare Trust Company, Inc. at its principal office in Lakewood, Colorado and the co-transfer agent for our Class A Subordinate Voting Stock is Computershare Trust Company of Canada at its principal office in Toronto, Ontario. Computershare Trust Company of Canada at its principal office in Toronto, Ontario is the transfer agent and registrar for the Exchangeable Shares.

                                    EXPERTS

     The financial statements incorporated into this prospectus by reference to our annual report on Form 10-K for the fiscal year ended December 31, 2000 have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated into this prospectus by reference to our Registration Statement on Form S-1 which is being amended hereby and our Current Reports on Form 8-K have been so incorporated in reliance on the reports of the following firms of independent accountants, given on the authority of said firms as experts in auditing and accounting:

             Statements                                Independent Accountants
             ----------                                -----------------------
Magna Entertainment Corp.                       Ernst & Young LLP
------------------------------------------------------------------------------
Los Angeles Turf Club, Inc.                     Ernst & Young LLP
------------------------------------------------------------------------------
Gulfstream Park Racing Association, Inc. and    PricewaterhouseCoopers LLP
Subsidiary
------------------------------------------------------------------------------
Remington Park, Inc.                            Hill, Barth & King LLC
------------------------------------------------------------------------------
Thistledown, Inc.                               Hill, Barth & King LLC
------------------------------------------------------------------------------
Golden Gate Fields (Pacific Racing              Ernst & Young LLP
Association and related entities)
------------------------------------------------------------------------------
Bay Meadows Operating Company LLC               Ernst & Young LLP
------------------------------------------------------------------------------
Ladbroke Racing Pennsylvania, Inc.              Ernst & Young LLP
------------------------------------------------------------------------------
Sport Broadcasting, Inc.                        Ernst & Young LLP
------------------------------------------------------------------------------


No dealer, salesman or other person has
been authorized to give any information
or to make any representations other than those contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Magna Entertainment Corp. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.


                         MAGNA ENTERTAINMENT CORP.

                         7,339,724 SHARES OF CLASS A
                         SUBORDINATE VOTING STOCK

                              ........................
                              PROSPECTUS
                              ........................

                              August 29, 2001

           TABLE OF CONTENTS
                                                   PAGE
RISK FACTORS......................................    4
FORWARD-LOOKING STATEMENTS........................   15
THE COMPANY.......................................   16
DESCRIPTION OF OUR SHARE CAPITAL..................   17
CORPORATE CONSTITUTION............................   20
DESCRIPTION OF EXCHANGEABLE SHARES................   22
USE OF PROCEEDS...................................   31
SELLING SHAREHOLDERS..............................   31
PLAN OF DISTRIBUTION..............................   32
INCORPORATION BY REFERENCE........................   33
ADDITIONAL INFORMATION............................   35
LEGAL MATTERS.....................................   35
AUDITORS, TRANSFER AGENT
 AND REGISTRAR....................................   35
EXPERTS...........................................   36

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Registration fees.................................................... $ 6,877
Accounting fees......................................................  20,000
Legal fees...........................................................  30,000
Printing, mailing and administrative fees............................   5,200
Miscellaneous........................................................   5,000
                                                                      -------

     TOTAL........................................................... $67,077
                                                                      =======

* All amounts are estimated except for the registration fees.


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, our by-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was or has agreed to become one of our directors, officers, employees or agents, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our indemnification obligation extends to costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person or on his or her behalf in connection with such an action, suit or proceeding and any appeal therefrom, if any such person acted in good faith in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation also provides that, to the extent permitted by law, our directors will have no liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our officers and directors and the officers and directors of our subsidiaries are covered by liability insurance, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the violation of, or the enforcement of, environmental laws and regulations.

ITEM 16.   EXHIBITS

EXHIBIT NO.    DESCRIPTION

5.1    Opinion of Sidley & Austin #
23.1 Consent of Ernst & Young LLP in respect of the Audited Consolidated Financial Statements of Magna Entertainment Corp.*
23.2 Consent of Ernst & Young LLP in respect of the Audited Financial Statements of Los Angeles Turf Club, Inc.*
23.3 Consent of PricewaterhouseCoopers LLP in respect of the Audited Consolidated Financial Statements of Gulfstream Park Racing Association, Inc. and Subsidiary*
23.4 Consent of Hill, Barth & King LLC in respect of the Audited Financial Statements of Remington Park, Inc.*
23.5 Consent of Hill, Barth & King LLC in respect of the Audited Financial Statements of Thistledown, Inc.*
23.6 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of Golden Gate Fields*
23.7 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of Bay Meadows Operating Company, LLC and Bay Meadows Catering*
23.8 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of
       Ladbroke Racing Pennsylvania, Inc. and Subsidiaries*
23.9 Consent of Ernst & Young LLP in respect of the Audited Financial Combined Statements of Sport Broadcasting, Inc.*
23.10  Consent of Sidley & Austin (included in Exhibit 5.1)#
24     Power of Attorney (included in signature page)*
99.1 Unaudited Combined Financial Statements of Ladbroke Racing Pennsylvania, Inc. and Subsidiaries as at April 4, 2001 and for the period from January 1, 2001 to April 4, 2001*
99.2 Unaudited Financial Statements of Sport Broadcasting, Inc. as at March 31, 2001 and for the period from January 1, 2001 to March 31, 2001*
99.3 Unaudited Pro Forma Consolidated Financial Statements of the Company for the three month period ended March 31, 2001*
99.4 Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income of the Company for the six month period ended June 30, 2001*

*    Filed herewith.
#    Previously filed.

ITEM 17.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a further post-effective amendment to the Registration Statement amended hereby:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement amended hereby. Notwithstanding the foregoing, any increases or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement amended hereby or any material change to such information in the Registration Statement;

     provided however, that the undertakings set forth in paragraphs (i) and
     (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement amended hereby.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement amended hereby shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Magna Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada, on the 29/th/ day of August, 2001.


                                   MAGNA ENTERTAINMENT CORP.

                                   By: /s/ Jim McAlpine
                                       -----------------------------
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                    Title                                        Date

/s/ Jim McAlpine
---------------------------
Jim McAlpine                 President and Chief Executive       August 29, 2001
                             Officer and Director (Principal
                             Executive Officer)

/s/ Graham J. Orr
---------------------------
Graham J. Orr                Executive Vice-President and Chief  August 29, 2001
                             Financial Officer (Principal
                             Financial Officer)

/s/ Douglas R. Tatters
---------------------------
Douglas R. Tatters           Vice-President and Controller       August 29, 2001
                             (Principal Accounting Officer)

/s/ Jerry D. Campbell
---------------------------
Jerry D. Campbell            Vice-Chairman and Director          August 29, 2001

---------------------------
William G. Davis              Director                           August 29, 2001

/s/ Peter M. George
---------------------------
Peter M. George               Director                           August 29, 2001

/s/ Joseph W. Harper
---------------------------
Joseph W. Harper              Director                           August 29, 2001

/s/ J. Terrence Lanni
---------------------------
J. Terrence Lanni             Director                           August 29, 2001

---------------------------
Edward C. Lumley              Director                           August 29, 2001

/s/ James Nicol
---------------------------
James Nicol                   Vice-Chairman and Director         August 29, 2001

/s/ Gino Roncelli
---------------------------
Gino Roncelli                 Director                           August 29, 2001

/s/ Andrew Stronach
---------------------------
Andrew Stronach               Vice-President, Corporate          August 29, 2001
                              Development and Director

/s/ Frank Stronach
---------------------------
Frank Stronach                Chairman and Director              August 29, 2001

/s/ Ronald J. Volkman
-------------------------
Ronald J. Volkman             Director                           August 29, 2001

-------------------------
John C. York II               Director                           August 29, 2001

                                                                      EXHIBIT 24


                               POWER OF ATTORNEY


     The undersigned directors of Magna Entertainment Corp. (the "Corporation") hereby appoint Jim McAlpine, President and Chief Executive Officer, Graham J. Orr, Executive Vice-President and Chief Financial Officer and Gary M. Cohn, Vice-President, Special Projects and Secretary as their true and lawful attorneys-in-fact, with full power for and on their behalf to execute, in their names and capacities as directors of the Corporation, and to file with the Securities and Exchange Commission on behalf of the Corporation under the Securities Act of 1933, as amended, any and all Registration Statements (including any and all amendments or post-effective amendments thereto) relating to the shares of Class A Subordinate Voting Stock of the Corporation.

This Power of Attorney automatically ends upon the termination of Mr. McAlpine's, Mr. Orr's and Mr. Cohn's service with the Corporation.

In witness whereof, the undersigned have executed this Power of Attorney on this 29/th/ day of August, 2001.

Signature                    Title                               Date

/s/ Jim McAlpine
---------------------------
Jim McAlpine                 President and Chief Executive       August 29, 2001
                             Officer and Director (Principal
                             Executive Officer)
/s/ Graham J. Orr
---------------------------
Graham J. Orr                Executive Vice-President and Chief  August 29, 2001
                             Financial Officer (Principal
                             Financial Officer)

/s/ Douglas R. Tatters
---------------------------
Douglas R. Tatters           Vice-President and Controller       August 29, 2001
                             (Principal Accounting Officer)

/s/ Jerry D. Campbell
---------------------------
Jerry D. Campbell            Vice-Chairman and Director          August 29, 2001

--------------------------
William G. Davis            Director                          August 29, 2001

/s/ Peter M. George
--------------------------
Peter M. George             Director                          August 29, 2001

/s/ Joseph W. Harper
--------------------------
Joseph W. Harper            Director                          August 29, 2001

/s/ J. Terrence Lanni
--------------------------
J. Terrence Lanni           Director                          August 29, 2001

--------------------------
Edward C. Lumley            Director                          August 29, 2001

/s/ James Nicol
--------------------------
James Nicol                 Vice-Chairman and Director        August 29, 2001

/s/ Gino Roncelli
--------------------------
Gino Roncelli               Director                          August 29, 2001

/s/ Andrew Stronach
--------------------------
Andrew Stronach             Vice-President, Corporate         August 29, 2001
                            Development and Director

/s/ Frank Stronach
--------------------------
Frank Stronach              Chairman and Director             August 29, 2001

/s/ Ronald J. Volkman
-------------------------
Ronald J. Volkman           Director                          August 29, 2001

-------------------------
John C. York II             Director                          August 29, 2001

                                 EXHIBIT INDEX

EXHIBIT NO.          DESCRIPTION

5.1    Opinion of Sidley & Austin #
23.1 Consent of Ernst & Young LLP in respect of the Audited Consolidated Financial Statements of Magna Entertainment Corp.*
23.2 Consent of Ernst & Young LLP in respect of the Audited Financial Statements of Los Angeles Turf Club, Inc.*
23.3 Consent of PricewaterhouseCoopers LLP in respect of the Audited Consolidated Financial Statements of Gulfstream Park Racing Association, Inc. and Subsidiary*
23.4 Consent of Hill, Barth & King LLC in respect of the Audited Financial Statements of Remington Park, Inc.*
23.5 Consent of Hill, Barth & King LLC in respect of the Audited Financial Statements of Thistledown, Inc.*
23.6 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of Golden Gate Fields*
23.7 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of Bay Meadows Operating Company, LLC and Bay Meadows Catering*
23.8 Consent of Ernst & Young LLP in respect of the Audited Combined Financial Statements of Ladbroke Racing Pennsylvania, Inc. and Subsidiaries*
23.9 Consent of Ernst & Young LLP in respect of the Audited Financial Statements of Sport Broadcasting, Inc.*
23.10  Consent of Sidley & Austin (included in Exhibit 5.1)#
24     Power of Attorney (included in signature page)*
99.1 Unaudited Combined Financial Statements of Ladbroke Racing Pennsylvania, Inc. and Subsidiaries as at April 4, 2001 and for the period from January 1, 2001 to April 4, 2001*
99.2 Unaudited Financial Statements of Sport Broadcasting, Inc. as at March 31, 2001 and for the period from January 1, 2001 to March 31, 2001*
99.3 Unaudited Pro Forma Consolidated Financial Statements of the Company for the three month period ended March 31, 2001*
99.4 Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income of the Company for the six month period ended June 30, 2001*

*    Filed herewith.
#    Previously filed.